EXHIBIT 99.1

Directors and Executive Officers of Reporting Person

The names and present principal occupations of the directors and executive officers of Fidelity National Financial, Inc. are set forth below. The business address of each director or executive officer is 601 Riverside Avenue, Jacksonville, Florida 32204. Each of the named individuals is a citizen of the United States.

William P. Foley, II	Executive Chairman of the Board of Directors/Director
Frank P. Willey	Vice Chairman of the Board of Directors/Director
George Scanlon	Chief Executive Officer
Raymond R. Quirk	President
Brent B. Bickett	Executive Vice President, Corporate Finance
Anthony J. Park	Executive Vice President and Chief Financial Officer
Michael L. Gravelle	Executive Vice President, General Counsel and Corporate Secretary
Daniel K. Murphy	Senior Vice President and Treasurer
Douglas K. Ammerman	Director
Willie D. Davis	Director
Thomas M. Hagerty	Director
Daniel D. (Ron) Lane	Director
General William Lyon	Director
Richard N. Massey	Director
Peter O. Shea, Jr.	Director
Cary H. Thompson	Director